UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
Bionano Genomics, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box)
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
Title of each class of securities to which transaction applies:

Aggregate number of securities to which transaction applies:

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

Proposed maximum aggregate value of transaction:

Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:

Form, Schedule or Registration Statement No.:

Filing Party:

Date Filed:

BIONANO GENOMICS, INC.
9540 Towne Centre Drive, Suite 100
San Diego, CA 92121

SUPPLEMENT TO PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
On August 26, 2020, Bionano Genomics, Inc., commenced mailing to its stockholders of record as of July 27, 2020 (the “Record Date Stockholders”) a letter to the Record Date Stockholders related to Proposal 1 as described in the Definitive Proxy Statement (the “Proxy Statement”) for its Special Meeting of Stockholders to be held on August 31, 2020 at 10:00 a.m. Pacific Time. A copy of the Proxy Statement was filed with the Securities and Exchange Commission on August 3, 2020. A copy of the letter is set forth below.
THIS SUPPLEMENT, INCLUDING THE COPY OF THE LETTER INCLUDED BELOW, SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

August 26, 2020
Dear Fellow Stockholder,
I am writing to ask for your support of the increase in authorized shares proposal (Proposal 1) contained in the Definitive Proxy Statement for our Special Meeting of Stockholders to be held on August 31, 2020 at 10:00 a.m. Pacific Time. It is imperative for the future of the company that you, our stockholders, vote in favor of this proposal.
At the current level of authorized shares, Bionano Genomics is unable to confidently take the steps we feel are necessary to move the company forward in key strategic and financial areas. We believe the increase will enable us to, among other things, execute future potential equity financings, recruit and retain exceptional talent, and pursue potential strategic transactions.
I cannot emphasize enough the importance of this share increase.
Without sufficient authorized shares, we believe that we will not be able to:
•
Recruit and retain the key talent needed to advance our cause. We were recently successful in adding certain key executives to our team, but we will require more authorized shares for equity incentives necessary for continued recruitment of top talent to fill gaps in our skill sets as we expand into different markets with different requirements for leadership.

•
Raise equity financing in the future. Raising equity is a topic of great interest among our stockholders, and I have spoken to a great many of you about your concerns regarding the potential for equity financings to unnecessarily dilute shareholders. We have put in place certain structures, including our recent at-the-market sales agreement with Ladenburg Thalmann, intended to allow us to raise equity financing in the future in an orderly and less dilutive fashion as compared to our recent offerings. These structures represent the prudent financial planning that a mature and responsible company takes, but cannot be implemented if we have insufficient authorized shares. To be clear, if we cannot raise additional equity financing when needed, we believe the company will be severely impacted in a negative manner.

•
Act strategically in executing equity-based transactions that would accelerate our progress toward achieving our goal of making the Saphyr System and Bionano data cornerstones of genome analysis throughout the research and diagnostics markets. We recently consummated one such transaction through our agreement to acquire Lineagen, Inc., which is expected to add several products and a host of critical skills to our company that would otherwise require a substantial amount of time and resources to develop internally. Having sufficient authorized shares available to pursue these opportunities is of utmost importance.

Therefore, I would again like to ask that you please support Proposal 1 as described in the Proxy Statement, which is for an increase in authorized shares without any reverse split component. We believe that doing so will give Bionano a much better chance of succeeding in its core mission.
Thank you.
Sincerely,
Erik Holmlin
President and CEO
Bionano Genomics, Inc.